Exhibit 99.2
HONEYWELL INTERNATIONAL INC.
(Unaudited)
(Dollars in tables in millions)
SUPPLEMENTAL SEGMENT INFORMATION

	Three Months Ended	Year Ended
	December 31, 2025	December 31, 2025
Net sales
Aerospace Technologies	$4,520	$17,510
Building Automation	1,971	7,367
Process Automation and Technology	1,781	6,437
Industrial Automation	1,480	6,098
Corporate and All Other	6	30
Total Net sales	$9,758	$37,442
Segment profit
Aerospace Technologies	$909	$4,284
Building Automation	532	1,953
Process Automation and Technology	454	1,542
Industrial Automation	192	893
Corporate and All Other	(168)	(545)
Total segment profit	$1,919	$8,127

	Three Months Ended	Year Ended
	December 31, 2025	December 31, 2025
Aerospace Technologies
Commercial Aviation Original Equipment	$668	$2,513
Commercial Aviation Aftermarket	1,877	7,777
Defense and Space	1,975	7,220
Total Net Aerospace Technologies sales	4,520	17,510
Building Automation
Products	1,036	3,990
Solutions	935	3,377
Total Net Building Automation sales	1,971	7,367
Process Automation and Technology
Projects	800	2,756
Aftermarket	981	3,681
Total Net Process Automation and Technology sales	1,781	6,437
Industrial Automation
Products	1,061	4,443
Solutions	419	1,655
Total Net Industrial Automation sales	1,480	6,098
Corporate and All Other	6	30
Total Net sales	$9,758	$37,442

Appendix

Non-GAAP Financial Measures

The following information provides definitions and reconciliations of certain non-GAAP financial measures presented in this supplemental schedule to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP).

Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. These measures should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Certain measures presented on a non-GAAP basis represent the impact of adjusting items net of tax. The tax-effect for adjusting items is determined individually and on a case-by-case basis. Other companies may calculate these non-GAAP measures differently, limiting the usefulness of these measures for comparative purposes.

Management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in the consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. Investors are urged to review the reconciliation of the non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate Honeywell’s business.

Honeywell International Inc.
Reconciliation of Organic Sales % Change
(Unaudited)

	Three Months Ended December 31,	Year Ended December 31,
	2025	2025
Honeywell
Reported sales % change	6%	8%
Less: Impact of divestitures to the prior period	(3)%	(2)%
Reported sales percent change, adjusted for impact of divestitures	9%	10%
Less: Foreign currency translation	1%	—%
Less: Acquisitions	1%	4%
Less: Other[1]	(4)%	(1)%
Organic sales % change	11%	7%

Aerospace Technologies
Reported sales % change	13%	13%
Less: Impact of divestitures to the prior period	—%	—%
Reported sales percent change, adjusted for impact of divestitures	13%	13%
Less: Foreign currency translation	—%	—%
Less: Acquisitions	—%	3%
Less: Other[1]	(8)%	(2)%
Organic sales % change	21%	12%

Building Automation
Reported sales % change	10%	13%
Less: Impact of divestitures to the prior period	—%	—%
Reported sales percent change, adjusted for impact of divestitures	10%	13%
Less: Foreign currency translation	2%	—%
Less: Acquisitions	—%	5%
Less: Other	—%	—%
Organic sales % change	8%	8%

Process Automation and Technology
Reported sales % change	6%	9%
Less: Impact of divestitures to the prior period	—%	—%
Reported sales percent change, adjusted for impact of divestitures	6%	9%
Less: Foreign currency translation	1%	—%
Less: Acquisitions	8%	9%
Less: Other	—%	—%
Organic sales % change	(3)%	—%

	Three Months Ended December 31,	Year Ended December 31,
	2025	2025
Industrial Automation
Reported sales % change	(13)%	(10)%
Less: Impact of divestitures to the prior period	(16)%	(10)%
Reported sales percent change, adjusted for impact of divestitures	3%	—%
Less: Foreign currency translation	2%	1%
Less: Acquisitions	—%	—%
Less: Other	—%	—%
Organic sales % change	1%	(1)%

1	Includes Flexjet-related litigation matters of $312 million, which are considered to be unusual and not indicative of the Company's ongoing performance.
We define organic sales percentage as the year-over-year change in reported sales from continuing operations relative to the comparable period, adjusted for the impact of divestitures to the prior period, and excluding the impact on sales from foreign currency translation and acquisitions for the first 12 months following the transaction date, and certain other items that are unusual or non-recurring in nature. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Honeywell International Inc.
Reconciliation of Operating Income to Segment Profit
(Unaudited)
(Dollars in millions)

	Three Months Ended	Year Ended
	December 31, 2025	December 31, 2025
Operating income	$996	$6,044
Stock compensation expense[1]	50	196
Repositioning, Other[2,3]	133	675
Pension and other postretirement service costs[4]	25	73
Amortization of acquisition-related intangibles[5]	163	570
Acquisition-related costs[5]	—	2
Indefinite-lived intangible asset impairment[1]	44	44
Impairment of goodwill	288	288
Impairment of assets held for sale	220	235
Segment profit	$1,919	$8,127

1	Included in Selling, general and administrative expenses.
2	Includes repositioning, asbestos, environmental expenses, equity income adjustment, and other charges.
3	Included in Cost of products and services sold and Selling, general and administrative expenses.
4	Included in Cost of products and services sold, Research and development expenses, and Selling, general and administrative expenses.
5	Included in Cost of products and services sold.
We define operating income as net sales less total cost of products and services sold, research and development expenses, selling, general and administrative expenses, impairment of goodwill, and impairment of assets held for sale. We define segment profit, on an overall Honeywell basis, as operating income, excluding stock compensation expense, pension and other postretirement service costs, amortization of acquisition-related intangibles, certain acquisition- and divestiture-related costs and impairments, and repositioning and other charges. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.